SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                      FIRST AMERICAN HEALTH CONCEPTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:
     Common Stock, No par value
--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:
     2,862,638 shares
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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     $9.06 per share x 2,862,638 securities = $25,935,500.28 x 1% x 1/50th =
     $5,187.10.
--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:
     $25,935,500.28
--------------------------------------------------------------------------------
5)   Total fee paid:
     $5,187.10
--------------------------------------------------------------------------------
[X] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

                                 PROXY STATEMENT

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. Pointe Parkway West, Suite 150
                           Phoenix, Arizona 85044-5424

                                   May 1, 2001

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of First American Health Concepts, Inc. to be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044-5424 on Wednesday, May 30, 2001, at 2:00 P.M., Arizona time. At the special meeting, we will ask you to consider and vote to adopt the Agreement and Plan of Merger that we entered into on February 26, 2001 with EyeMed Vision Care LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Luxottica Group S.p.A. ("EyeMed"), under which a wholly owned subsidiary of EyeMed, SAX Corp., an Arizona corporation ("SAX"), will be merged into our company, and each outstanding share of our common stock will be converted into the right to receive $9.06 in cash, without interest. Although there is no current intention to do so, EyeMed may determine that First American Health Concepts will merge into SAX or another direct or indirect subsidiary of EyeMed rather than SAX merging into First American Health Concepts.

     Our Board of Directors carefully considered and reviewed the terms and conditions of the proposed merger. In connection with its evaluation of the merger, our Board of Directors engaged BCC Capital Partners LLC to act as its financial advisor. BCC Capital Partners LLC rendered its opinion on February 26, 2001, that, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $9.06 per share of common stock to be received in the merger is fair to you from a financial point of view. The written opinion of BCC Capital Partners LLC, dated February 26, 2001, is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by the shareholders.

     Based on its review, our Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of First American Health Concepts and its shareholders.

     Our Board of Directors, based on its determination that the merger agreement and the merger are advisable and are fair to and in the best interest of First American Health Concepts and its shareholders, has approved the merger agreement and the merger. Accordingly, our Board of Directors recommends that you vote "FOR" adoption of the merger agreement.

     Approval of the merger agreement at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting.

     The accompanying proxy statement provides you with a summary of the proposed merger agreement and additional information about the parties involved and their interests. If the merger agreement is adopted by the holders of First American Health Concepts common stock, the closing of the merger will occur after the special meeting as soon as all of the other conditions to closing the merger are satisfied.

     Please give the accompanying proxy statement, including all of the attached appendices, your careful attention. You are entitled to vote at the special meeting all shares of First American Health Concepts common stock you held of record at the close of business on March 30, 2001, the record date for the special meeting. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger agreement. Accordingly, you are requested to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

                                   Sincerely,



                                   James D. Hyman
                                   President, Chief Executive Officer


     This proxy statement is dated May 1, 2001 and was first mailed to First American Health Concepts' shareholders on or about May 1, 2001.

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. POINTE PARKWAY WEST, SUITE 150
                             PHOENIX, ARIZONA 85044

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 30, 2001

     Notice is hereby given that a Special Meeting of Shareholders of First American Health Concepts, Inc., an Arizona corporation, will be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on Wednesday, May 30, 2001, at 2:00 P.M., Arizona time, for the following purposes:

     (1) To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 26, 2001, pursuant to which SAX Corp., an Arizona corporation and a wholly owned subsidiary of EyeMed Vision Care LLC, will merge with and into First American Health Concepts and each shareholder of First American Health Concepts will become entitled to receive $9.06 in cash for each outstanding share of common stock, no par value, of First American Health Concepts owned at the effective time of the merger. A copy of the merger agreement is attached as Appendix A to and is described in the accompanying proxy statement.

     (2) To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

     Our Board of Directors has determined that only holders of common stock of record at the close of business on March 30, 2001 will be entitled to notice of, and to vote at, the special meeting or any adjournment or adjournments of the special meeting. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice.


                       By order of the Board of Directors,


                       Robert J. Delsol
                       Chairman of the Board

Phoenix, Arizona
May 1, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First American Health Concepts, Inc. files periodic reports, proxy statements and other information with the SEC. Those filings are available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or other SEC public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities. The address of First American Health Concepts, Inc.'s Internet web site is http://www.ecpa.com.

     You may obtain copies of our periodic reports and other public filings or additional copies of this document by requesting them in writing or by telephone from:

               Carolyn Hall, Secretary
               First American Health Concepts, Inc.
               7776 S. Pointe Parkway West
               Suite 150
               Phoenix, AZ 85044-5424
               (602) 414-1281

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM FIRST AMERICAN HEALTH CONCEPTS, INC., PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SHAREHOLDERS' MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SHAREHOLDERS' MEETING.

     Reports, proxy statements, and other information concerning us may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, Floor 8, New York, New York 10006.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. First American Health Concepts, Inc. has not authorized anyone to provide you with information that is different from the information contained in this document. This document is dated May 1, 2001. You should not assume that the information contained in this document is accurate as of any other date.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY FIRST AMERICAN HEALTH CONCEPTS, INC. AND ITS AFFILIATES OR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS, CONTINGENCIES AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, COSTS RELATED TO THE MERGER; SIGNIFICANT QUARTERLY AND OTHER FLUCTUATIONS IN REVENUES AND RESULTS OF OPERATIONS; RELIANCE ON THE TIMELY DEVELOPMENT, PRODUCTION, MARKETING AND DELIVERY OF NEW PRODUCTS AND SERVICES; FIRST AMERICAN HEALTH CONCEPTS' ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY; RISKS ASSOCIATED WITH CONDUCTING A PROFESSIONAL SERVICES BUSINESS; CHANGES IN THE FIRST AMERICAN HEALTH CONCEPTS' PRODUCT AND SERVICE MIX AND PRODUCT AND SERVICE PRICING; RISKS OF PROTECTING INTELLECTUAL PROPERTY RIGHTS AND LITIGATION; DEPENDENCE ON THIRD-PARTY RELATIONSHIPS; FIRST AMERICAN HEALTH CONCEPTS' ABILITY TO ADJUST TO CHANGES IN TECHNOLOGY, CUSTOMER PREFERENCES, ENHANCED COMPETITION AND NEW COMPETITORS IN MANAGED VISION CARE PROVIDER MARKETS, MAINTAIN AND ENHANCE ITS RELATIONSHIPS WITH PROVIDER NETWORKS AND INSURANCE CARRIERS AND OTHER THIRD PARTIES AND ATTRACT AND RETAIN KEY EMPLOYEES; AND GENERAL ECONOMIC AND BUSINESS CONDITIONS.

OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED ABOVE COULD ALSO CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS, OR CHANGES IN OTHER FACTORS AFFECTING THESE FORWARD-LOOKING STATEMENTS.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET.........................................................    1
THE SPECIAL MEETING........................................................    4
   Date, Time and Place of the Special Meeting.............................    4
   Purpose of the Special Meeting..........................................    4
   Proxy Solicitation......................................................    4
   Record Date and Quorum Requirement......................................    4
   Voting Procedures.......................................................    4
   Voting and Revocation of Proxies........................................    5
   Other Matters to be Considered..........................................    6
THE MERGER.................................................................    6
   Background of the Merger................................................    6
   Recommendation of the Board of Directors of First American
    Health Concepts; Reasons for the Merger................................    9
   Opinion of Financial Advisor............................................   11
   Interests of Certain Persons in the Merger..............................   16
   Dissenters' Rights......................................................   16
   Indemnification and Insurance...........................................   17
   Financing of the Merger.................................................   17
   Federal Income Tax Consequences.........................................   17
   Regulatory Matters......................................................   19
THE MERGER AGREEMENT.......................................................   19
PARTIES TO THE MERGER......................................................   31
   First American Health Concepts..........................................   31
   EyeMed..................................................................   34
   SAX.....................................................................   35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   35
SHAREHOLDER PROPOSALS......................................................   37
OTHER MATTERS..............................................................   37

APPENDIX A -- Agreement and Plan of Merger

APPENDIX B -- Opinion of BCC Capital Partners LLC

APPENDIX C -- First American Health Concepts, Inc.'s annual report on
              Form 10-KSB for the fiscal year ended July 31, 2000.

APPENDIX D -- First American Health Concepts, Inc.'s quarterly report on Form 10-QSB for the period ended January 31, 2001

                               SUMMARY TERM SHEET

     This summary term sheet is intended to serve as an overview of material matters that are presented in the proxy statement and accompanying documents. It does not contain all the information that is important to consideration of the matters on which you are being asked to vote. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the proxy statement, the merger agreement and other appendices carefully.

THE PROPOSED TRANSACTION

     EyeMed will acquire First American Health Concepts by merging an EyeMed subsidiary into it, thus making First American Health Concepts a wholly-owned subsidiary of EyeMed. Pursuant to this merger, each share of our outstanding common stock will be converted into the right to receive $9.06 in cash, without interest. At its option, EyeMed may determine that First American Health Concepts will instead be merged into SAX or another direct or indirect subsidiary of EyeMed.

THE PARTIES

* FIRST AMERICAN HEALTH CONCEPTS, INC. (PAGE 31). We, together with our subsidiaries, provide managed vision care plans to employers, non-profit organizations, health maintenance organizations, associations, labor unions, governmental bodies and other program sponsors. Program sponsors, in turn, offer access to our vision care plans as an employee or membership benefit. Our vision care plans provide participants with access to a network of over 5,500 vision care providers with 9,000 locations. We offer two basic types of vision care plans: a direct access, preferred pricing plan and an insured plan. Our preferred pricing plans offer participants discounts on vision examinations, eyeglasses and contact lenses. Our insured plans provide participants with insured eyecare benefits. Some of our insured plans are self-funded by plan sponsors and others are insured through third-party insurance carriers. We provide account management, participant services, financial reporting, claims processing and other services to plan sponsors and these third-party insurance carriers. Through a wholly-owned subsidiary, we also have reinsurance arrangements with respect to some of the policies underwritten by these insurance carriers.

     For selected financial data and historical price information regarding our common stock, you should refer to page 33 and 34 in the description of First American Health Concepts under "Parties to the Merger" (page 33). We have attached a copy of our annual report on Form 10-KSB for the fiscal year ended July 31, 2000 as Appendix C and our quarterly report on Form 10-QSB for the period ended January 31, 2001 as Appendix D.

* EYEMED VISION CARE LLC (PAGE 34). EyeMed Vision Care is a managed vision care company that offers vision care to over 19 million members nationwide. EyeMed offers products similar to ours and is an indirect, wholly-owned subsidiary of Luxottica Group S.p.A., a world leader in eyeglass frame design and quality manufacturing with over 39 years of experience. LensCrafters, the nation's leading optical retailer, is also a subsidiary of Luxottica Group.

* SAX CORP. (PAGE 35). SAX is an Arizona corporation that was formed as a subsidiary of EyeMed solely for the purpose of entering into the merger agreement and completing the merger.

THE SPECIAL MEETING

* DATE, TIME AND PLACE (PAGE 4). The special meeting will be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on Wednesday, May 30, 2001, at 2:00 p.m. Arizona time. You are entitled to vote at the special meeting those shares of First American Health Concepts common stock you held of record at the close of business on March 30, 2001.

* VOTING AND PROXIES (PAGE 5). You may vote by returning the enclosed proxy card or by appearing at the special meeting. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies that you have finally submitted will be voted "FOR" the adoption of the merger agreement. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding voting of your shares. If you own First American Health Concepts common stock and fail to vote, fail to instruct your broker to vote or abstain from voting, you will in effect be voting against the adoption of the merger agreement. Adoption of the merger agreement requires the affirmative vote of a majority of our issued and outstanding shares of common stock (1,361,418 affirmative votes).

* SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGES 35-37). As of March 30, 2001, our directors and executive officers beneficially owned 921,768 shares of First American Health Concepts common stock, all of which are entitled to be cast at the special meeting. These shares represent approximately 33.9% of the total votes entitled to be cast at the special meeting. Robert J. Delsol, Chairman of the Board of our company, beneficially owns shares representing approximately 28.5% of the total votes eligible to be cast at the special meeting.

* REVOCABILITY OF PROXY (PAGE 5). If you execute and return a proxy, you may revoke that proxy at any time before it is voted by giving written revocation, submitting a later-dated proxy or attending the special meeting and voting in person. If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

THE MERGER AND THE MERGER AGREEMENT

* WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 19-20). You will receive $9.06 per share in cash in exchange for each share of First American Health Concepts common stock that you own at the effective time of the merger.

* EXCHANGE PROCEDURES (PAGE 20). Promptly after completion of the merger, EyeMed will instruct the paying agent to mail to all holders of record of First American Health Concepts common stock who are entitled to merger consideration pursuant to the merger agreement, a letter of transmittal with instructions on how to surrender your stock certificates. You should not surrender your stock certificates until you have received the letter of transmittal and instructions.

* RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS; REASONS FOR THE MERGER (PAGES 9-10). Our Board of Directors has determined that the merger agreement and the merger are advisable and are fair to you and in your and First American Health Concepts' best interests and recommends that you vote "FOR" adoption of the merger agreement. In making this determination, our Board of Directors took into account, among other things, the opinion of our financial advisor (attached as Appendix B) that, on the basis of and subject to the matters reviewed with our Board of Directors, the $9.06 per share to be received by you in the merger was fair to you from a financial point of view. In recommending the merger, our Board concluded that the transaction would provide an immediate and favorable return to our shareholders without the uncertainty of, and risks associated with, achieving future results. The Board considered that the purchase price represented a significant premium over the recent market price of our stock. EyeMed has represented that it has the financial resources to consummate the merger, and the transaction is not conditioned upon EyeMed obtaining financing. The Board considered the fact that shareholders of the Company would no long have an equity interest in the surviving corporation and, therefore, would not have the ability to participate in its potential future growth. However, the Board believed that this potential disadvantage was substantially outweighed by the significant purchase price premium being offered by EyeMed and the limited strategic alternatives and business opportunities available to us as an independent company in the managed vision care industry.

* CONDITIONS TO THE MERGER (PAGES 20-22). Each party's obligation to complete the merger is subject to a number of conditions, including, among others, approval by our shareholders of the transactions contemplated by the merger agreement and the absence of any action or proceeding by a governmental agency challenging, seeking to make illegal, materially delaying or prohibiting the merger.

* TERMINATION FEE PAYABLE TO EYEMED (PAGE 30-31). We are required to pay to EyeMed a termination fee of $1.25 million and to reimburse EyeMed for fees and expenses incurred by EyeMed and SAX related to the merger agreement up to a maximum of $700,000, if, among other things, EyeMed terminates the merger agreement because we breach (and fail to cure within a specified timeframe) any of our representations, warranties, covenants or agreements or our shareholders fail to approve the merger.

* CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGES 17-19). The merger will be treated as a taxable sale of your shares of First American Health Concepts common stock for United States federal income tax purposes.

* ADDITIONAL INFORMATION. If you have additional questions about the merger or would like additional copies of the proxy statement, you should call Carolyn Hall at (602) 414-1281.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the special meeting of shareholders to be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on Wednesday, May 30, 2001, at 2:00 P.M., Arizona time, or any adjournment or adjournments of the special meeting. This proxy statement, the notice of the special meeting and the accompanying form of proxy card are first being mailed to shareholders on or about May 1, 2001.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and to consider and vote upon such other matters as may properly come before the special meeting.

PROXY SOLICITATION

     We will bear the cost of solicitation of proxies. Our officers, directors, and regular employees may solicit proxies by telephone or personal call, but will receive no additional compensation for their services. We have requested brokers and nominees who hold stock in their names to furnish this proxy statement to their customers, and we will reimburse such brokers and nominees for their related out-of-pocket expenses. In addition, we have hired MacKenzie Partners, Inc. to solicit proxies for a fee of $4,000 plus direct cost reimbursement.

RECORD DATE AND QUORUM REQUIREMENT

     The common stock is the only outstanding voting security of First American Health Concepts. Our Board of Directors has fixed the close of business on March 30, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or adjournments thereof. At the close of business on the record date, there were 2,635,691 shares of common stock issued and outstanding held by 99 holders of record.

     The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

     Adoption of the merger agreement, which is attached as Appendix A, will require the affirmative vote of the holders of a majority of the shares of the issued and outstanding First American Health Concepts common stock entitled to vote at the meeting. An aggregate of 1,361,418 votes will be required to adopt the merger agreement. Each holder of record of First American Health Concepts common stock at the close of business on the record date is entitled to one vote for each share then held on each matter that may properly come before the special meeting. No shareholder has entered into any agreement with EyeMed or its affiliates to vote in favor of the merger agreement. As of March 30, 2001, our directors and executive officers owned 921,768 shares of First American Health Concepts common stock, all of which are entitled to be cast at the special meeting. These shares represent approximately 33.9% of the total votes entitled to be cast at the special meeting. In addition, as of such date, our directors and executive officers held vested and exercisable options to purchase an additional 69,974 shares of common stock.

     Under the Arizona Business Corporation Act, in determining whether the adoption of a merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement. A failure to vote or a vote to abstain will have the same effect as a vote cast against adoption of the merger agreement. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. If you do not instruct your broker to vote, it will have the same effect as a vote against adoption of the merger agreement.

     If there are insufficient affirmative votes to adopt the merger agreement at the special meeting, proxies voted in favor of the merger agreement and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of the proposal to adopt the merger agreement. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

VOTING AND REVOCATION OF PROXIES

     If you are a record holder of shares you may vote those shares either by returning the enclosed proxy card or by appearing at the special meeting. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" adoption of the merger agreement in accordance with the recommendation of our Board of Directors.

     If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it at any time before it is voted in any one of the following ways:

     * by delivering to our Secretary at our executive offices in Phoenix, Arizona at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     * by delivering a later-dated proxy relating to the same shares to our Secretary at our executive offices at or before the special meeting; or

     * attending the special meeting and voting in person by ballot. Your attendance at the meeting will not, by itself, revoke your proxy.

     If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

OTHER MATTERS TO BE CONSIDERED

     We are not aware of any other matters which will be brought before the special meeting. If, however, other matters were to be properly presented, proxies would be voted in accordance with the discretion of the holders of such proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since March 1, 1998, LensCrafters, Inc., EyeMed's parent and an indirect wholly owned subsidiary of Luxottica Group S.p.A. ("Luxottica"), has participated in the First American Health Concepts network as a vision care panel member. Our network currently consists of more than 5,500 panel members offering services at more than 9,000 locations nationwide. Our panel members agree to provide preferred pricing on vision examinations and eyewear materials to participants in our vision care plans.

     In September 1998, representatives of Luxottica met with us to explore ways to strengthen our existing business relationship. The Luxottica representatives indicated a desire to explore a partnership with First American Health Concepts. At that time, the extent and nature of the proposed partnership was undetermined, although Luxottica indicated that it was willing to consider several possibilities, including a potential business combination. We informed Luxottica that we might consider some form of partnership, but, at that time, we were not interested in selling the company.

     On October 15, 1998, Kerry Bradley, Executive Vice President of LensCrafters, wrote a letter to John Raycraft, who was then First American Health Concepts' Chief Executive Officer, indicating Luxottica's interest in entering into serious acquisition discussions. The letter contained a non-binding indication of interest in acquiring all of the equity of First American Health Concepts for cash and disclosed that Luxottica had placed a preliminary valuation on the transaction of between $8 million and $12 million. By a letter dated October 28, 1998, John Behrmann, our former Chairman, rejected this proposal on behalf of the Board, indicating that our Board did not anticipate exploratory acquisition discussions in the foreseeable future. Mr. Behrmann stated, however, that our Board would consider the possibility of forming an alliance of a different nature with LensCrafters as well as any specific, unconditional proposal relating to a business combination from a qualified buyer with demonstrated financing in place. Following our rejection of Luxottica's proposal, we had no further acquisition discussions with Luxottica for over a year and continued to work with LensCrafters as a network provider. In the meantime, Luxottica formed its own vision care company, EyeMed Vision Care LLC.

     In November 1999, LensCrafters provided us with written notice of its intent to withdraw from our provider panel effective February 1, 2001. The notice explained that LensCrafters was developing its own vision care panel through its subsidiary, EyeMed Vision Care. The notice further indicated that, in light of our good working relationship, LensCrafters wanted to give us sufficient advance notice to allow us to develop alternative plans.

     In early April 2000, James Hyman, Chief Executive Officer of First American Health Concepts, met with representatives of LensCrafters to ask them to reconsider their intended withdrawal and discussed the advantages of remaining in our network. Approximately one week later, representatives of Luxottica met with Mr. Hyman and indicated that Luxottica would still be interested in acquiring First American Health Concepts. While not committing to support a potential business combination with Luxottica, Mr. Hyman agreed to discuss it with our Board of Directors. Mr. Hyman's willingness to discuss a potential business combination with our Board was not affected by Lenscrafters' decision regarding whether to remain as a panel member in our vision care network.

     On April 18, 2000, Luxottica delivered a letter to Mr. Behrmann outlining its willingness to consider an acquisition of all the equity of First American Health Concepts for a purchase price in the range of between $16 and $17 million. Chairman Behrmann responded, in a letter dated April 19, 2000, that, at that time, First American Health Concepts was not interested in entering into a business combination with Luxottica. On May 17, 2000, Luxottica increased the proposed purchase price to $18 million. On May 23, Chairman Behrmann, on behalf of our Board, notified Luxottica that the revised offer had been rejected. In a letter delivered to Luxottica on June 14, 2000, Chairman Behrmann reiterated our Board's opposition to Luxottica's earlier proposal. From June until mid-October of 2000 representatives of Luxottica and First American Health Concepts continued to discuss in general terms the possibility of a business combination.

     At a Board meeting in mid-October 2000, members of our Board considered various issues related to negotiating a potential transaction with Luxottica and generally agreed that they would consider a firm acquisition proposal on reasonable and customary terms, but only at a higher purchase price than had previously been offered by Luxottica. In addition, members of the Board indicated that any acquisition proposal should not be subject to material conditions. Following the Board meeting, Robert J. Delsol, a member of our Board and a significant shareholder, and Mr. Hyman arranged to meet with representatives of Luxottica to engage in further discussions. On October 20, 2000, Messrs. Delsol and Hyman met with representatives of Luxottica, at which meeting Luxottica agreed to increase its offer for all of our outstanding equity (including the cancellation of stock options) to $25 million, subject to satisfactory and expedited completion of due diligence and the execution of a mutually satisfactory merger agreement containing customary closing conditions. The transaction would be structured as a merger and be subject to the approval of the shareholders of First American Health Concepts.

     Messrs. Delsol and Hyman indicated to Luxottica's representatives that the transaction would likely be acceptable to our Board and agreed, on behalf of First American Health Concepts, to enter into a Confidentiality Agreement with Luxottica so that the due diligence process could proceed promptly. By a letter dated October 21, 2000, Chairman Behrmann, stating that he was speaking on behalf of himself and Directors Thomas B. Morgan and Robert M. Topol, informed Luxottica that the Board had not authorized any director or officer of First American Health Concepts to enter into an agreement in principle or to negotiate a business combination on behalf of First American Health Concepts.

     In a telephone call on October 22, 2000, Luxottica's counsel, Winston & Strawn, informed our counsel, that, in light of the apparent disagreement among our directors, Luxottica would do nothing further until our Board had met again and unanimously agreed to proceed with the proposed transaction, on the general terms outlined in the October 20, 2000 meeting with Messrs. Delsol and Hyman. On October 23, 2000, Luxottica's counsel informed our counsel that Luxottica had decided to terminate its merger discussions with us. Luxottica indicated that it might be willing to resume discussions in the future when our Board's intentions became more settled. Later that day, Cliff Bartow, LensCrafters' Chief Operating Officer, called Mr. Hyman to confirm that Luxottica had withdrawn its offer. Mr. Bartow indicated that Luxottica would consider reopening discussions if it became appropriate. Mr. Bartow indicated that, as a sign of good faith, LensCrafters would extend its time on our panel for an additional year until January 31, 2002.

     In mid-November 2000 and early December 2000, our Board ratified the Confidentiality Agreement with Luxottica and authorized further discussions with Luxottica relating to a definitive acquisition proposal. By letter dated December 12, 2000, Luxottica confirmed and acknowledged that the Confidentiality Agreement was in full force and effect. In late December 2000, Luxottica delivered to us a draft term sheet providing for a merger transaction in which an indirect subsidiary of Luxottica would acquire all of our outstanding common stock for $25 million cash, less any amount required to cancel outstanding options. The term sheet also contained preliminary proposals with regard to timing, covenants, representations and warranties, termination provisions and required voting and stock option agreements. In a letter dated December 29, 2000, Chairman Behrmann responded to Luxottica's term sheet by expressing our willingness to negotiate a merger agreement but informing Luxottica that it would have to delay its due diligence review of confidential information until the Board had reviewed a proposed merger agreement and, thereafter, determined to support the merger.

     On January 23, 2001, our counsel received a draft merger agreement which contemplated that certain of our shareholders, including certain members of our Board, would execute an agreement to vote in favor of the merger and provide Luxottica with the right to purchase their shares at the purchase price per share set forth in the merger agreement.

     At a Board meeting held on January 25, 2001, following our annual meeting of shareholders, Robert Delsol was elected Chairman of the Board and James Hyman was elected to serve as a Director. At that meeting, the Board unanimously resolved to proceed with the transaction contemplated by the draft merger agreement but expressed concerns about the voting and stock option agreements, the amount of the termination fee, and some of the events that would trigger the termination fee. The Board considered the possibility of enhancing shareholder value by continuing to operate in accordance with our strategic plan. The directors considered the return shareholders would receive under the Luxottica offer compared to our future operating prospects as an independent company or entering into a business combination with another company. The Board evaluated existing industry, economic and market conditions and the uncertainty of, and risks associated with, achieving our business objectives as an independent company. In this regard, the Board considered the relatively small scale of our operations and our limited access to the capital markets necessary to pursue significant growth initiatives. The Board also noted that while we had received informal inquiries regarding a potential business combination from another party, neither that party nor any other party made an alternative proposal. A majority of the members of the Board concluded that the disadvantages of proceeding with an acquisition transaction with Luxottica were substantially outweighed by the significant purchase price premium that was offered and the limited strategic alternatives and business opportunities otherwise available to us. Therefore, the Board felt that Luxottica's offer price would provide a significant return to shareholders without the uncertainty of future operations. The Board authorized Chairman Delsol and Director Kirkorian to coordinate with our counsel to negotiate the final terms of the proposed merger. Further, the Board provisionally established a committee consisting of all disinterested directors (Messrs. Behrmann, Heidt, Kirkorian and Topol) to approve the transaction to the extent such a committee was required under the Business Combinations Statute of the Arizona Business Corporation Act. The Board also engaged a financial advisor to evaluate the fairness of the proposed transaction to the shareholders of First American Health Concepts.

     During the period between late January and early February of 2001, Luxottica and its representatives conducted preliminary due diligence. In addition, during this time, representatives of First American Health Concepts and Luxottica negotiated the terms of the merger agreement and discussed the proposed voting and stock option agreements. Ultimately, at the urging of our Board, Luxottica agreed to proceed with the transaction without obtaining a voting or stock option agreement from any shareholder. On or about February 20, 2001, a revised draft of the proposed merger agreement was presented to our Board and to the management of Luxottica, LensCrafters, EyeMed and SAX.

     On February 21, 2001, in the continuation of a meeting that was recessed from February 19, our Board resolved to approve the final merger agreement, substantially in the form presented to the directors, subject to satisfactory resolution of certain remaining issues. Director Behrmann voted against the merger agreement proposal. Based on the advice of outside counsel, the Board determined that approval of the transaction by the committee of disinterested directors or any other Board committee was not necessary under Arizona's Business Combinations Statute or any other applicable takeover or business combination statutes. Following the Board meeting, Mr. Behrmann resigned from our Board. Mr. Behrmann was the only director and only member of the committee of disinterested directors who voted against the merger. Mr. Behrmann indicated in his resignation letter that the merger agreement "goes to extremes to block other bidders" for First American Health Concepts. He also indicated his belief that the merger was not in the best interests of our shareholders and expressed concern that the merger agreement was entered into before other potential buyers were contacted.

     On February 26, 2001 EyeMed's sole member, LensCrafters, approved the merger agreement. Shortly thereafter, representatives of EyeMed, SAX Corp. and First American Health Concepts executed the merger agreement and the parties issued a joint press release publicly announcing the transaction at approximately 4:00 p.m., New York City time on February 26th.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS; REASONS FOR THE MERGER

     In determining to approve and recommend the merger, and in reaching its determination that the merger agreement and the merger are advisable and are fair to and in our best interest and the best interest of our shareholders, our Board of Directors consulted with executive officers of First American Health Concepts and our financial and legal advisors, and considered a number of characteristics associated with the merger agreement. The Board concluded that the transaction would provide an immediate and favorable return to shareholders, and that alternative strategies were not reasonably likely to create comparable or greater value for our shareholders. In reaching its decision, our Board of Directors considered the following factors that supported the Board's decision:

     * the opinion of BCC Capital Partners LLC, dated February 26, 2001, to the effect that, and on the basis and subject to the matters set forth in that opinion, the $9.06 per share merger consideration was fair from a financial point of view to our shareholders;

     * the fact that the per share price provided under the merger agreement represents a 17.66% premium over the $7.70 per share closing price of our common stock on February 26, 2001, the last trading day before we announced the signing of the merger agreement, a 16.15% premium over the 52-week high closing price of $7.80 and a 124% premium over the average closing price of $4.04 for the 60 trading days preceding the announcement;

     * the strategic options of entering into a business combination with another entity or continuing to operate First American Health Concepts as an independent company, and our Board of Directors' assessment that neither of these options was reasonably likely to present superior opportunities, nor were they reasonably likely to create comparable or greater value for our shareholders, than the value presented by the merger;

     * the absence of any other firm proposal to engage in a business combination with us at the time the merger agreement was approved by the Board on February 21, 2001, or at the time the merger agreement was entered into;

     * the terms of the merger agreement, as reviewed by our Board of Directors with our legal advisors, including:

          -- the representations of EyeMed as to the availability of financial resources to consummate the merger;

          -- the absence of a financing condition and the limited number of other conditions; and

          -- the fact that EyeMed did not require voting or similar agreements with any of our directors, officers or shareholders, and the transaction is subject to a meaningful vote of our shareholders.

          Our Board of Directors also considered a variety of risks, and possible negative factors, in deliberations considering the merger. In particular our Board of Directors considered:

     * we will no longer exist as an independent company and our shareholders will forgo any upside opportunity that might possibly be achieved in the future under our stand-alone business plan;

     * under the terms of the merger agreement, we cannot solicit other proposals and must pay EyeMed a termination fee of $1.25 million, plus out-of-pocket expenses not to exceed $700,000, if we terminate the merger agreement under certain circumstances, which may prevent others from proposing an alternative transaction that may be more advantageous to our shareholders.

     In addition, our Board of Directors considered the interests of certain directors and executive officers that are different from, or in addition to, the interests of our shareholders generally, as described under "Interests of Certain Persons in the Merger."

     The above discussion concerning the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered by our Board of Directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of our Board of Directors may have considered individual factors to have different relative importance. For example, John Behrmann expressed, during the meetings of the Board of Directors and in his resignation letter, concerns with the size of the termination fee and its potential to hinder competing bids. The other board members disagreed with this position, particularly when considered with all the other terms of the merger agreement and the fact that no shares are restricted by any voting agreement and the merger will be subject to a meaningful shareholder vote.

OPINION OF FINANCIAL ADVISOR

     We retained BCC Capital Partners LLC ("BCC Capital Partners") to act as our financial advisor in connection with the possible transaction involving EyeMed and SAX. BCC Capital Partners has received a fee of $50,000 for its services. No part of the fee is contingent upon consummation of the merger. BCC Capital Partners did not make any recommendations as to the form or amount of the consideration to be received by our shareholders, which was determined through arm's-length negotiations between the parties.

     BCC Capital Partners is a recognized investment banking and advisory firm. As part of its investment banking services, BCC Capital Partners is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, public and private financing, complex restructurings and recapitalizations. First American Health Concepts selected BCC Capital Partners to act as its financial advisor in connection with a possible transaction involving EyeMed and SAX based upon BCC Capital Partners' qualifications, expertise and reputation.

     On February 26, 2001, BCC Capital Partners rendered its opinion to the First American Health Concepts' Board of Directors that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $9.06 per share to be received in the merger is fair to First American Health Concepts' shareholders from a financial point of view. BCC Capital Partners had no role in determining the consideration to be paid for our common stock and was only engaged to render an opinion on the fairness of the purchase price. The full text of the written opinion of BCC Capital Partners addressed to the Board of Directors is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by our shareholders.

     In connection with rendering its opinion, BCC Capital Partners, among other things:

     * Reviewed certain publicly available business and financial information relating to First American Health Concepts that BCC Capital Partners deemed to be relevant;

     * Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, and prospects of First American Health Concepts that was furnished to them by First American Health Concepts or was publicly available;

     * Conducted discussions with members of senior management of First American Health Concepts concerning our business and future prospects;

     * Reviewed the historical market prices and valuation multiples for First American Health Concepts shares and compared them with those of certain publicly traded companies that BCC Capital Partners deemed to be relevant;

     * Reviewed the results of operations of First American Health Concepts and compared them with those of certain publicly traded companies that BCC Capital Partners deemed to be relevant;

     *    Reviewed the merger agreement; and

     * Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as BCC Capital Partners deemed necessary, including its assessment of current general economic, market and monetary conditions.

     BCC Capital Partners relied, with our consent, on the accuracy and completeness of all the information that was publicly available or furnished to it by First American Health Concepts and did not assume any responsibility for independently verifying such information. BCC Capital Partners was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or part of First American Health Concepts. With respect to the financial projections, BCC Capital Partners assumed that they reflected the best available estimates and good faith judgments of our management as to the future performance of First American Health Concepts and provided a reasonable basis upon which they could form an opinion. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of First American Health Concepts, BCC Capital Partners or any other person assumes responsibility if future results are materially different from those projected. BCC Capital Partners has neither made nor obtained an independent appraisal or valuation of any of First American Health Concepts' assets. The opinion provided by BCC Capital Partners speaks only as of February 26, 2001 and does not constitute a recommendation to any of our shareholders, nor should it be relied upon as such, as to how such shareholder should vote on the merger.

     In connection with preparing and rendering its opinion, BCC Capital Partners noted that the per share purchase price represented a substantial premium over the market price of our common stock. BCC Capital Partners performed a variety of valuation, financial and comparative analyses. In arriving at its opinion, BCC Capital Partners did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BCC Capital Partners believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The summary of the material analyses set forth below does not purport to be a complete description. The summary of the opinion of BCC Capital Partners set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of BCC Capital Partners' process for arriving at its opinion.

     The following is a summary of certain financial and comparative analyses performed by BCC Capital Partners and presented to our Board. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by BCC Capital Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     (1) ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES--BCC Capital Partners derived an indication of value for First American Health Concepts by using multiples of financial variables of public companies with investment attributes similar to those of First American Health Concepts. Once BCC Capital Partners determined the appropriate multiples, those multiples were applied to our financial results for a similar period to calculate First American Health Concepts' marketable value of equity. BCC Capital Partners applied a control premium to this method since it felt that a minority ownership position was imputed by the share price of a publicly traded stock. The control premium was determined by an analysis of current studies which indicate control premia in completed transactions.

     For business valuation purposes, BCC Capital Partners did not value our preferred pricing, or "discount" plan, members highly. Arguably, these customers could provide the same service internally. To highlight the potential impact of this weakness, two clients account for 2.8 million insured lives each, or nearly 75% of the "discount" plan membership.

     After researching financial and other information acquired through publicly-available sources, BCC Capital Partners determined that two public companies were somewhat comparable to First American Health Concepts. BCC Capital Partners determined that, among other things, to be comparable:

     *    A company's stock had to trade actively on a major exchange;

     * Business emphasis - the comparable company had to derive a substantial amount of its revenue from the same or similar service to First American Health Concepts; and

     * Other factors, including size, capital structure, financial performance and availability of data.

     The companies set forth in the table below were determined to be engaged in activities somewhat similar to ours:

First American Health Concepts
Calculation of Enterprise Value as a Multiple of the following:

                                     NET                        NET                      DEBT-FREE      CASH
COMPANY               REVENUE      EARNINGS      EBIT(1)       WORTH      EBITDA(2)      CASH FLOW      FLOW
-------               -------      --------      -------       -----      --------       ---------      ----
Avesis, Inc.            0.6          8.8           8.2           0.5          6.1            6.5          6.5
Safeguard Health        0.6         (7.5)        (20.5)         (1.4)       361.7          361.7        (12.1)
                       ----        -----         -----         -----       ------         ------        -----

Average                 0.6          0.7          (6.2)         (0.5)       183.9          184.1         (2.8)

MEANINGFUL              0.6          8.8           8.2           0.5          6.1            6.5          6.5
                       ----        -----         -----         -----       ------         ------        -----

     The following table sets forth BCC Capital Partners' calculation of our marketable value of equity based on its selected company analysis which suggests an indicative value of approximately $9.5 million or $3.32 per share.

                   Implied Market Indications of Equity Value
          for the trailing twelve month period ended September 30, 2000
                            (dollars in thousandths)

                                                        NET                    NET                      DEBT-FREE
                                          REVENUE     EARNINGS    EBIT(1)     WORTH      EBITDA(2)      CASH FLOW
                                          -------     --------    -------     -----      ---------      ---------
First American Health Concepts             13,400         377        704      5,743        1,277           2,815

Meaningful Multiples                          0.6         8.8        8.2        0.5          6.1             6.5
Implied Value                               7,775       3,335      5,764      2,750        7,817          18,257
                                          -------      ------     ------     ------       ------         -------
Average Interest Valuation                  7,613
Incremental Risk Discount (3)                   0

Enterprise Valuation                        7,613
Plus Controlling Interest Premium (25%)     1,903
Less Outstanding Debt Obligations               0
Fair Market Value                         $ 9,500
                                          -------

Notes:
-----
(1)  EBIT means Earnings before Interest and Taxes.
(2)  EBITDA means Earnings Before Interest, Taxes, Depreciation, and
     Amortization.
(3) Accounts for our incremental risk relative to public companies due to differences in size, corporate history, technology, market risk, and specialization of assets.

     (2) DISCOUNTED CASH FLOW ANALYSIS - Using a discounted cash flow methodology, BCC Capital Partners calculated the net present value of our operations based upon (a) a long-range business plan prepared by our management and (b) after-tax cash flows for the 5-year period beginning August 1, 2001 and ending July 31, 2005. The after-tax cash flows were calculated as unlevered after-tax earnings plus amortization and depreciation less fixed capital investment expenditures and net working capital investment. BCC Capital Partners calculated terminal values for First American Health Concepts in 2005 through a perpetuity growth-rate formula, assuming a growth rate of 1.5%. BCC Capital Partners' growth-rate assumption was based upon calculations, including use of the Gordon Growth Model of Calculation of Terminal Value, and its general experience in valuations of companies in comparable industries. The cash flow streams and terminal values were discounted to present values using a range of discount rates from approximately 21% to 35%, which were determined through a capital asset pricing model analysis based on considerations and assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in the business of First American Health Concepts and comparable companies, the cost of capital of First American Health Concepts and comparable companies, the marketability of our stock, as well as our expected growth, limited product diversification, limited customer and market diversification, technology and market risk, specialization of assets, ability to obtain financing and financial projections. From this analysis, BCC Capital Partners calculated a reference range of implied equity value per share of First American Health Concepts of $9 million, or approximately $3.14 per share, to $21 million, or approximately $7.27 per share, for the projections prepared by management of First American Health Concepts.

     The following table contains our projected consolidated cash flows for the 5-year period beginning on August 1, 2001 and ending on July 31, 2005 that were used in BCC Capital Partners' discounted cash flow analysis:

                         FIRST AMERICAN HEALTH CONCEPTS

                         DISCOUNTED CASH FLOW VALUATION

                                2001       2002       2003      2004      2005
                              -------    -------    -------   -------   --------
Operating Income              1,947.8    5,491.1    7,070.9   8,733.0   10,465.8

After-Tax EBIT                1,317.6    3,095.1    4,431.8   5,462.3    6,536.6

Net Cash Flow                  (810.1)  (1,105.5)   4,631.8   5,657.3    6,721.6

     The projections presented above were derived from information provided by First American Health Concepts management. The projections are subject to significant risks and uncertainties and have not been adjusted to reflect the effects of the merger. There can be no assurance that the assumptions used will prove accurate and actual results may be materially different from those set forth in the table. Neither First American Health Concepts nor BCC Capital Partners assumes any responsibility for the validity, reasonableness, accuracy or completeness of these projections. Neither First American Health Concepts nor BCC Capital partners intends to update or otherwise revise the projections to reflect future events.

     (3) OTHER ANALYSES - BCC Capital Partners conducted such other analyses as it deemed necessary, including reviewing the nature of the business and history of the enterprise since inception; the economic outlook of the vision care industry; the book value of the stock and the financial condition of First American Health Concepts; our earning capacity; the existence of goodwill or other intangible value; sales of the stock and the size of the block to be valued; and the market price of companies engaged in the same or similar line of business, having their stocks actively traded in a free and open market, either on an exchange or over the counter.

     BCC Capital Partners also used the Guideline Public Transactions Method to evaluate the merger against recent comparable acquisitions in the market. BCC Capital Partners' research, however, indicated that the majority of comparable transactions involved privately held companies, and as a result, available financial data was limited. BCC Capital Partners also felt the data for transactions involving publicly held companies was outdated. While these efforts supported the conclusions reached by BCC Capital Partners in its Analyses of Selected Publicly Traded Companies and in its Discounted Cash Flow Analysis, BCC Capital Partners has indicated that they were not material to its opinion.

     After holding discussions with executives of competing managed vision care companies, BCC Capital Partners determined that private managed vision care corporations have normally been sold at multiples of between four and ten times EBITDA. Our proposed transaction compared favorably to these benchmarks.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of our Board of Directors with respect to the merger and the merger agreement, you should be aware that certain of our officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest as summarized below. Our Board of Directors was aware of these interests and considered them among the other matters described under "--The Recommendation of the Board of Directors of First American Health Concepts; Reasons for the Merger."

     Certain of our executive officers will receive retention bonuses if they stay employed with us until January 24, 2002 or if they are terminated without cause prior to that date. The aggregate amount of bonuses to be paid is $170,000. Of the $170,000 total, $100,000 is allocated to payment of a retention bonus to James Hyman, our Chief Executive Officer.

     In addition, all outstanding and unexpired options granted pursuant to our 1987 Stock Option Plan and 1998 Stock Option Plan will, upon consummation of the merger, be cancelled in exchange for the difference, if any, between the merger consideration and the applicable exercise price. A description of the payments to be made to holders of stock options can be found in "The Merger Agreement--Terms of the Merger Agreement-- Stock Options."

DISSENTERS' RIGHTS

     Under Chapter 13 of the Arizona Business Corporation Act, shareholders are given the right to dissent from and seek payment of the "fair value" of their shares in certain mergers. The dissenters' rights of Chapter 13, however, do not apply to the holders of shares of stock that are registered on a national securities exchange. Because our common stock is registered on the American Stock Exchange, holders of our shares have no dissenters' rights in the proposed merger.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that for six years after the completion of the merger our current and former directors, officers and employees and agents of First American Health Concepts and its subsidiaries will be indemnified, as provided in their respective charters or bylaws, in respect of acts or omissions occurring at or prior to the consummation of the merger. In addition, First American Health Concepts (as the surviving corporation) is required to maintain in effect, for a period of three years after the completion of the merger, directors' and officers' liability insurance not significantly less advantageous than the First American Health Concepts policies in effect on February 26, 2001. However, in no event will First American Health Concepts be required to pay premiums for such insurance in excess of 125% of the premiums paid by First American Health Concepts last year.

FINANCING OF THE MERGER

     It is expected that EyeMed will require approximately $26 million in cash in order to complete the merger, including payments to be made to First American Health Concepts shareholders and holders of First American Health Concepts stock options, payments under certain First American Health Concepts employee benefit plans and contracts, and the payment of fees and expenses. The merger is not subject to any financing condition, although EyeMed has represented that it has access to the financial resources from internal sources necessary to consummate the merger. Luxottica Group S.p.A., the indirect parent of EyeMed, has committed to provide, directly or through one or more of its subsidiaries, the funds necessary to complete the merger on the terms, and subject to the conditions outlined in the merger agreement. See "Parties to the Merger - EyeMed."

FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material United States federal income tax consequences of the merger that are generally applicable to holders of First American Health Concepts common stock. This summary does not purport to be a complete analysis of all potential tax considerations. It does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction. In addition, this summary does not address tax considerations applicable to holders of stock options. Special tax consequences not described below also may apply to particular classes of taxpayers, including financial institutions, broker-dealers, tax-exempt organizations, insurance companies, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who acquired their stock through the exercise of an employee stock option or otherwise as compensation, and persons whose shares of First American Health Concepts common stock otherwise are not held as a "capital asset" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as described herein.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

     GENERAL. In general, the merger will be treated as a taxable sale of your First American Health Concepts common stock for federal income tax purposes, and you will recognize income or loss equal to the difference between your "amount realized" and the income tax basis of your shares of First American Health Concepts common stock exchanged in the merger. For this purpose, your "amount realized" will include the amount of cash that you receive at the closing of the merger ($9.06 per share). If you hold shares of First American Health Concepts common stock as a capital asset, you will recognize capital gain or loss.

     In general, if you are a taxpayer other than a corporation and have held your shares of First American Health Concepts common stock for more than one year at the time of the merger, any capital gain that you recognize in the merger will be subject to federal income tax at a maximum rate of 20%. If you have held your shares for one year or less, or if you are a corporation, any capital gain that you recognize will be subject to federal income tax at the same rate as ordinary income. Any capital loss that you recognize in the merger will be subject to certain limitations on deductibility.

     BACKUP WITHHOLDING. You may be subject to backup withholding at the rate of 31% with respect to amounts received pursuant to the merger, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be credited against your federal income tax liability, if any, which may entitle you to a refund.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, AND IT DOES NOT CONSIDER PROPOSALS TO CHANGE PRESENT LAW. IT DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, AND FOREIGN PERSONS. THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TREATMENT OF HOLDERS OF OPTIONS TO ACQUIRE SHARES OF FIRST AMERICAN HEALTH CONCEPTS COMMON STOCK, AND IT MAY NOT APPLY TO YOU IF YOU ACQUIRED YOUR SHARES OF FIRST AMERICAN HEALTH CONCEPTS COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

REGULATORY MATTERS

     We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes required, we would seek that additional approval or action.

                              THE MERGER AGREEMENT

TERMS OF THE MERGER AGREEMENT

     GENERAL. The merger agreement provides that subject to satisfaction of certain conditions, SAX will be merged with and into First American Health Concepts, and that following the merger, the separate existence of SAX will cease and First American Health Concepts will continue as the surviving corporation. At its option, EyeMed may determine that First American Health Concepts will instead be merged into SAX or another direct or indirect subsidiary of EyeMed. At the effective time of the merger, and subject to the terms and conditions set forth in the merger agreement, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares held by EyeMed, SAX, any wholly owned subsidiary of EyeMed or SAX, in the treasury of First American Health Concepts or by any wholly owned subsidiary of First American Health Concepts, which shares, by virtue of the merger and without any action on part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto), will, by virtue of the merger, be cancelled and converted into the right to receive ` in cash, without interest.

     The per share price provided under the merger agreement represents a 17.66% premium over the $7.70 per share closing price of our common stock on February 26, 2001, the last trading day before we announced the signing of the merger agreement, a 16.15% premium over the 52-week high closing price of $7.80 and a 124% premium over the average closing price of $4.04 for the 60 trading days preceding the announcement.

     The terms of and conditions to the merger are contained in the merger agreement which is included in full as Appendix A to this proxy statement and is incorporated herein by reference. The discussion in this proxy statement of the merger and the summary description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the merger agreement.

     EFFECTIVE TIME. The merger will become effective upon the filing of articles of merger with the Arizona Corporate Commission.

     MERGER CONSIDERATION. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time (other than shares held by EyeMed, SAX, any wholly owned subsidiary of EyeMed or SAX, in the treasury of First American Health Concepts or by any wholly owned subsidiary of First American Health Concepts, which shares, by virtue of the merger and without any action on part of the holder thereof shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto), will be converted into the right to receive $9.06 in cash, without interest upon surrender and exchange of the certificate or certificates which formerly represented First American Health Concepts common stock. All such shares of common stock, when converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate previously evidencing such shares will thereafter represent only the right to receive the merger consideration.

     PAYMENT FOR SHARES. Promptly after completion of the merger, EyeMed will instruct the paying agent to mail to each holder of record of a certificate representing First American Health Concepts common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate in exchange for payment. Upon surrender of a certificate for cancellation to the paying agent, together with such duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of $9.06 and the number of shares of First American Health Concepts common stock represented by such certificate. If a shareholder fails to deliver timely a letter of transmittal and surrender its shares of common stock, its right to receive cash may be forfeited under applicable abandoned property, escheat or similar laws.

     One hundred and eighty days after the merger, the paying agent's duties will terminate. Thereafter, each shareholder may surrender the share certificate and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor cash in an amount equal to the product of $9.06 and the number of shares of First American Health Concepts common stock represented by such certificate, without any interest or dividends.

     STOCK OPTIONS. At or immediately prior to the merger, each option outstanding will be cancelled, and each holder of any such option will be paid for each option surrendered cash in an amount equal to the merger consideration (consisting of $9.06) minus the exercise price of the option (net of all applicable withholding taxes) multiplied by the number of shares for which the option was exercisable immediately prior to the effective time of the merger. Prior to the merger, we shall take all action as necessary, or in the reasonable judgment of EyeMed, desirable, so that the First American Health Concepts, Incorporated Employee Stock Ownership Plan and Trust shall formally terminate as of the effective date of the merger.

     PAYMENT FOR STOCK OPTIONS. To receive the cash consideration for cancelled options, holders of such cancelled option shall surrender such certificate or other document evidencing the option to the surviving corporation together with a waiver of all of that holder's right, title and interest in and to his or her option.

     TRANSFER OF SHARES. After the effective time of the merger, there will be no further registration of transfers of shares of First American Health Concepts common stock.

     CONDITIONS TO THE MERGER. Our obligation as well as the respective obligations of EyeMed and SAX to complete the merger are subject to the satisfaction, prior to the date of closing of the merger and at the effective time, of each of the following conditions:

     * the merger agreement shall have been approved and adopted by shareholders in accordance with our articles of incorporation and the Arizona Business Corporation Act;

     * no law, regulation, order, injunction or other legal restraint shall be in effect that has the effect of making the merger illegal (if the illegality would reasonably be expected to have a material adverse effect on us or EyeMed and its affiliates) or preventing the completion of the merger; and

     * no action or proceeding by any domestic, foreign or supranational governmental agency shall have been instituted or be pending which challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit completion of the merger or challenges the terms of the provisions of the merger agreement or seeks material damages in connection therewith.

The obligations of EyeMed and SAX to complete the merger also are subject to the satisfaction or waiver of the following conditions:

     * we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger;

     * our representations and warranties in the merger agreement must be true in all material respects unless such representations and warranties expressly include a standard of materiality, in which case such representations and warranties must be true and correct in all respects, in each case as of the date of the merger agreement and at and as of the effective time as though made on the effective time of the merger, except representations and warranties made as of a specified date which must be true and correct as of such specified date.

     * receipt of all consents required by third parties or governmental entities, unless the failure to obtain such consents would not in the aggregate have a material adverse effect on the business, results of operations, assets, liabilities, prospects or condition (financial or otherwise) of us and our subsidiaries taken as a whole; and

     * our attorneys shall have prepared (in a form and substance reasonably satisfactory to EyeMed) and delivered a written legal opinion to EyeMed and SAX on certain matters.

Our obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

     * EyeMed and SAX shall have performed in all material respects all of their obligations under the merger agreement; and

     * the representations and warranties of EyeMed and SAX in the merger agreement must be true in all material respects, unless such representations and warranties expressly include a standard of materiality, in which case such representations and warranties must be true and correct in all respects, in each case as of the date of the merger agreement and at and as of the effective time as though made on the effective time of the merger, except representations and warranties made as of a specific date which must be true and correct as of such specific date.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

     * incorporation, qualification, capitalization and similar corporate matters;

     * the absence of violation of organizational documents, laws or contracts and the non-existence of liens resulting from our entering into the merger agreement or the performance or consummation of the transactions contemplated by the merger agreement;

     * authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

     * our material contracts, the financial terms of our material contracts and the absence of any default on these contracts;

     * the accuracy of the reports, proxy statements, schedules and other documents that we have filed and will file with the Securities and Exchange Commission and other governmental authorities;

     * the accuracy of our audited consolidated financial statements and our unaudited consolidated interim financial statements;

     * the accuracy of this proxy statement and any amendments or supplements;

     * the absence of legal proceedings that could have a material adverse effect on us or could prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

     *    compliance with applicable laws;

     * environmental, intellectual property, employee welfare and benefit plans and tax matters;

     * the absence of material adverse changes since July 31, 2000, including the absence of certain liens, indebtedness, contracts or other actions not in the ordinary course of business;

     * affiliate transactions, certain approvals, labor matters, relationships with customers and panel members and contracts;

     * opinion of financial advisor, the adequacy of our books and records, the absence of undisclosed liabilities and real property matters;

     *    the absence of undisclosed broker's fees;

     * the non-application of certain statutes under the Arizona Business Corporation Act; and

     * our possession of all necessary insurance, fidelity bonds and licenses.

The merger agreement contains customary representations and warranties by EyeMed and SAX relating to, among other things:

     *    organization and similar corporate matters;

     * authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to the merger agreement and related matters;

     * the absence of violation of organizational documents, laws or contracts as a result of entering into the merger agreement or completion of the merger;

     * the accuracy of information provided for purposes of this proxy statement and any amendment or supplement;

     *    the absence of any undisclosed broker's fees; and

     * the sufficiency of funds available to EyeMed to pay the merger consideration.

The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications.

     COVENANTS. Under the merger agreement, we have agreed that from the date of the merger agreement until the effective time of the merger, we and our subsidiaries will conduct business in the ordinary and usual course of business consistent with past practice, including preserving intact our business organization and maintaining the services of our present officers, consultants and employees, and our relationships with customers, vision care plan sponsors, retailers, insurers, panel members and others with whom we have business relationships. In addition, we have agreed that we will not, and will not permit any of our subsidiaries to, take any of the following actions, except for actions specifically contemplated by the merger agreement, without EyeMed's prior written consent:

     *    adopt any amendment to our articles of incorporation or bylaws;

     * sell, pledge or encumber any stock or other assets owned by us in any of our subsidiaries;

     * except for issuances of capital stock of our subsidiaries to us or a wholly-owned subsidiary of ours, (i) issue, reissue, sell or convey, or authorize the issuance, reissuance, sale or conveyance of (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any voting debt, other than the issuance of shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date of the merger agreement and disclosed to EyeMed, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date of the merger agreement; or (ii) make any other changes in our capital structure, or in the case of clauses (i) and (ii) propose or agree to do any of the foregoing;

     * declare, set aside or pay any dividend or other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of capital stock of ours or our subsidiaries or otherwise make any payments to shareholders in their capacity as shareholders, other than any distribution by a subsidiary of ours to us.

     * split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of ours or our subsidiaries, or any other securities;

     * increase the compensation or fringe benefits payable or to become payable to present or former directors, officers, consultants or employees of ours or our subsidiaries (whether from us or any of our respective subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the option plans or otherwise) or grant any severance or termination pay to, or enter into any employment, severance or other compensation agreement with, any director, officer, consultant or employee of ours or any of our subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any present or former director, officer, consultant or employee;

     * acquire, mortgage, encumber, license, sell, lease or dispose of any material assets or securities, or enter into any commitment to do any of the foregoing or enter into any commitment or transaction outside the ordinary course of business;

     * (i) incur, assume, guarantee or prepay any indebtedness, except that we and our subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise becomes liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the most recent financial statements contained in our Form 10-QSB for the fiscal quarter ended October 31, 2000, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between us and any wholly owned subsidiary of ours or another wholly owned subsidiary of ours, (v) authorize or make capital expenditures not provided for in our capital budget which are, individually or in the aggregate, in excess of $50,000 or (vi) vary our business practices in any respect from our past practices;

     * initiate, settle or compromise any suit or claim or threatened suit or claim where the amount involved is, individually or in the aggregate, greater than $25,000;

     * authorize, recommend, propose or announce an intention to adopt a plan for us or any of our subsidiaries of complete or partial liquidation or dissolution;

     * make any tax election not required by law or settle or compromise any material tax liability;

     * (i) waive any rights of value, (ii) cancel or forgive any indebtedness owed to us or any of our subsidiaries or (iii) make any payment, direct or indirect, of our or our subsidiaries' material liability before the same becomes due in accordance with its terms;

     * permit any insurance policy naming us or any of our subsidiaries as a beneficiary or a loss payee to be cancelled or terminated;

     * enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice; provided, however, that we may not under any circumstances (y) waive or release any of our rights under any confidentiality or standstill agreement to which we are a party or (z) amend or modify in any respect any Vision Care Contract (including, without limitation, any related third party administrator or reinsurance agreement) to which we or any of our subsidiaries is a party, in each case without EyeMed's prior consent;

     * enter into any agreement with any customer, vision care plan sponsor, retailer, insurer, panel member or provider of vision care services either (A) covering more than 100 persons or (B) resulting in or requiring aggregate payments by either party over the term of the contract in excess of $100,000, or amend or modify any such existing agreements, in each case whether or not such action is taken in the ordinary course of business;

     * alter or modify in any significant respect any vision care plan, plan or program offered by us or any of our subsidiaries;

     * except as may be required as a result of a change in law or under GAAP, make any change in our methods, principles and practices of accounting, including tax accounting policies and procedures;

     * acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any assets;

     * enter into any joint venture, partnership, reinsurance or similar agreement;

     * make any application or filing with any governmental entity outside the ordinary course of business consistent with past practice; or

     * agree in writing or otherwise to take any of the foregoing actions or any action which could cause any representation or warranty in the merger agreement to be or become untrue or incorrect or could cause any condition to the consummation of the transactions contemplated thereby not to be satisfied.

     OTHER AGREEMENTS OF THE PARTIES. In addition to our agreements regarding the conduct of our business, we and EyeMed have also agreed, among other things, to take the following actions:

     * we have agreed to cause the shareholders meeting to be duly called and held within thirty (30) but no later than fifty (50) days after this Proxy Statement is mailed to shareholders;

     * subject to the satisfaction of its fiduciary duties, our Board of Directors has agreed to recommend that our shareholders approve and adopt the merger agreement;

     * we have agreed to give EyeMed, SAX and their respective representatives reasonable access to our offices, properties, books and records and to furnish to them financial and operating data and other information that is reasonably requested;

     * we have agreed, along with EyeMed, to, and to cause each of our subsidiaries to, cooperate and use reasonable best efforts to take all actions and to do (in our case consistent with the fiduciary duties of our Board of Directors), and to assist and cooperate with each other in doing, all things necessary, proper and advisable under applicable laws and regulations to satisfy all conditions to the merger and to consummate the merger;

     * we have agreed, along with EyeMed, to cooperate in identifying and making any other necessary governmental filings and obtaining required third-party consents;

     * we have agreed, along with EyeMed, to consult with each other before issuing any press release or other public statements relating to the merger agreement, the merger or related transactions;

     * we have agreed to engage a consultant designated by EyeMed for a monthly retainer not to exceed $10,000 plus reimbursement of reasonable expenses to provide recommendations to us pertaining to our operations and those of our subsidiaries up to the time of the merger;

     * EyeMed and SAX have agreed to arrangements regarding liability, indemnification and insurance matters with respect to our officers and directors;

     * we have agreed, along with EyeMed, to give each other prompt notice of any communication alleging that a consent may be required for completion of the merger and related transaction, any communication from a governmental agency in connection with the merger or related transactions, or threatened or commenced proceedings which would have required disclosure under the merger agreement;

     * we have agreed that we will not take any action that would make the Business Combination Statute inapplicable to an acquisition proposal (as further defined below) other than the merger with SAX, unless (x) the board determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would result in a breach of their fiduciary duties and (y) prior to such action shall have paid EyeMed a termination fee of $1.25 million plus the expenses of EyeMed and SAX;

     * we have agreed, upon EyeMed's request, to assist in any challenge by EyeMed or SAX to the validity or applicability to the transactions contemplated by the merger agreement of any state takeover law;

     * we have agreed to give EyeMed the opportunity to participate in the defense of any stockholder litigation against us and/or our officers or directors relating to the merger; and

     * we have agreed to timely file with the Securities Exchange Commission all documents required under the Securities Exchange Act and to furnish copies to EyeMed.

     NO SOLICITATION OF ACQUISITION PROPOSALS. The merger agreement provides that we may not directly or indirectly, nor shall we permit any of our subsidiaries to, nor shall we authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, ours or any of our subsidiaries to, directly or indirectly through another person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal. (You can read more about what would constitute an acquisition proposal below). We cannot participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal, or approve, endorse or recommend any acquisition proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an acquisition proposal. Prior to the approval of the merger by our shareholders, we may, however, upon receipt of an unsolicited bona fide acquisition proposal which our Board of Directors (or any committee thereof considering such proposal) in good faith reasonably determines is likely to be more favorable to our shareholders than the transactions contemplated by the merger agreement, at any time prior to the approval of the merger agreement by our shareholders, participate in discussions and may withdraw or modify our recommendation to our shareholders, as long as:

     * prior to furnishing any information to, or entering into discussions or negotiations with, such person, we provide at least 48 hours' advance written notice to EyeMed to the effect that we are furnishing information to, or entering into substantive discussions or negotiations with, a person from whom we have received an executed confidentiality agreement in form and substance similar to, and containing provisions that are not less restrictive than those in the confidentiality agreement with EyeMed and SAX prior to furnishing such information, provided that such confidentiality agreement shall not contain any exclusivity provision or other term that would restrict, in any manner, our ability to consummate the transactions contemplated under the merger agreement;

     * notify EyeMed of the terms and conditions of the superior proposal and such agreement proposed by, or any information supplied to, any such person;

     * prior to supplying any non-public information to any such person, provide such non-public information to EyeMed to the extent the information has not previously been furnished to EyeMed;

     * neither we, nor any of our subsidiaries nor any of our or their respective representatives, shall have not violated the non-solicitation provisions of the merger agreement;

     * we determine in good faith that the third party offeror has the good faith intent to proceed with negotiations to consider a superior proposal;

     * after considering the written advice of outside legal counsel, we determine in good faith that our failure to authorize consideration of the superior proposal would result in a breach of our directors' fiduciary duties to our shareholders under applicable law; and

     * we use all reasonable efforts to keep EyeMed informed in all material respects of the status and terms of any such negotiations and provide copies of written proposals and any amendment or revisions thereto and any correspondence relating thereto.

     We have agreed to notify EyeMed orally and in writing of the fact that we have received inquiries, offers or proposals that we reasonably believe to be bona fide with respect to an acquisition proposal within 24 hours after we obtain knowledge of our receipt.

     We have agreed not to grant any wavier or release of any confidentiality, "standstill" or similar agreement or any provision thereof to which we or any of our subsidiaries is a party.

     We have also agreed that our Board of Directors will not

     * withdraw, modify or change, or propose publicly to withdraw our recommendation in favor of this merger;

     * approve or recommend, or propose publicly to approve or recommend any alternative acquisition proposal; or

     * cause us to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal unless it determines in good faith, after duly considering the written advice of outside legal counsel, that the failure to do any of the above would result in a breach of our Board's fiduciary duties under applicable law. Furthermore, the Board of Directors can only withdraw, modify or change its recommendation in favor of the merger after providing EyeMed 48 hours advance written notice of its intent to change such recommendation and, during such 48 hours, the Board negotiates in good faith with EyeMed to adjust the terms of the merger agreement so as to enable EyeMed to proceed with the transactions contemplated by the merger agreement.

     Any of the following, other than the merger with EyeMed and SAX, would be an "acquisition proposal" even if not delivered or made to our shareholders:

     * an offer or proposal to purchase a business that constitutes 15% or more of our consolidated net revenues, net income or assets;

     * an offer or proposal to purchase 15% or more of any class of our or any subsidiary's equity securities whose business constitutes 15% or more of our consolidated net revenues, net income or assets;

     * a tender offer or exchange offer that if consummated would result in any person beneficially owning 15% more of any class of our or any of our subsidiaries' equity securities whose business constitutes 15% or more of our consolidated net revenues, net income or assets; or

     * an offer or proposal to merge, consolidate, combine, recapitalize, liquidate, dissolve or engage in a similar transaction involving us or any of our subsidiaries whose business constitutes 15% or more of our consolidated net revenues, net income or assets.

     TERMINATION. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our shareholders:

     *    by our mutual written agreement with EyeMed;

     * by either EyeMed or us if the merger does not occur on or before December 31, 2001; provided that the party seeking to terminate the merger is not in material breach of any of its representations, warranties, covenants or other obligations under the merger agreement;

     * by either EyeMed or us if any law or regulation prohibits the completion of the merger or any court or other governmental body issues an injunction or other judgment, ruling or decree which enjoins the completion of the merger and such judgment, ruling or decree shall have become final and nonappealable;

     * by us if EyeMed or SAX breaches any of its material representations, warranties, covenants or other agreements which is not curable or, if curable, is not cured within ten calendar days after we give written notice of the breach;

     * by EyeMed if we shall have breached any of our representations, warranties, covenants or other agreements which is not curable or, if curable, is not cured on or prior to the earlier of (x) ten calendar days after EyeMed gives us written notice of the breach and (y) the date on which all conditions to the merger not related to the breach have been satisfied;

     * by either EyeMed or us if the merger agreement is not approved and adopted in accordance with Arizona law at our shareholders meeting;

     * by EyeMed if a Company Triggering Event (as defined on page 7 shall have occurred).

     *    by EyeMed if:

          -- we do not provide them sufficient access to our books and records before the consummation of merger;

          -- we fail to achieve at least 95% of certain minimum performance objectives during the period between January 1, 2001 and the effective time of the merger; or

          -- we fail to cover 95% of the minimum number of lives disclosed in our representations and warranties for each category or type of vision care contract at any time from the date of the merger agreement until the effective time of the merger.

     EFFECT OF TERMINATION. The merger agreement provides that, in the event of the termination of the merger agreement by either party, the merger agreement will become void, other than provisions relating to the termination fee, the division of fees and expenses, public announcements, and certain other customary provisions. Termination of the merger agreement shall not relieve any party from liability for any breach of the agreement.

     TERMINATION FEE; FEES AND EXPENSES. All costs and expenses incurred in connection with the merger agreement are paid by the party incurring such expenses. Nevertheless, we must pay EyeMed a termination fee of $1.25 million and reimburse EyeMed for fees and expenses incurred by EyeMed and SAX related to the merger agreement up to a maximum of $700,000, if:

     * the merger agreement is terminated because the merger did not occur on or before December 31, 2001;

     * the merger agreement is terminated by EyeMed because we breached any of our representations, warranties, covenants or agreements in the merger agreement;

     * the merger agreement is terminated because our shareholders failed to approve the merger;

     * the merger agreement is terminated by EyeMed because a Company Triggering Event occurs; or

     * the merger agreement is terminated by EyeMed because we fail to provide EyeMed sufficient access to information, certain information that we provided is deemed to be inaccurate in a significant respect, or we failed to have achieved performance goals specified in the merger agreement.

     AMENDMENT; EXTENSION OR WAIVER; ASSIGNMENT. The merger agreement may be amended at any time in writing by the parties. After approval of the merger agreement by our shareholders, the merger agreement cannot be amended to decrease the merger price or to adversely affect the rights of our shareholders without the approval of our shareholders.

     The merger agreement provides that prior to the effective time of the merger, the parties may agree in writing to extend the time of the performance of any obligations under the merger agreement, waive any inaccuracy in any representation or warranty of the other party or waive compliance of any of the agreements of the other party.

     The merger agreement cannot be assigned by either party without prior written consent of the other party except EyeMed and/or SAX may assign its rights, interests and obligations to any of its affiliates or indirect subsidiaries without our prior consent; provided, that no such assignment shall relieve SAX of liability for the assignee's breach.

                              PARTIES TO THE MERGER

FIRST AMERICAN HEALTH CONCEPTS

     We, together with our subsidiaries, provide managed vision care plans to employers, non-profit organizations, health maintenance organizations, associations, labor unions, governmental bodies and other program sponsors. Program sponsors, in turn, offer access to our vision care plans as an employee or membership benefit. Our vision care plans provide participants with access to a network of more than 5,500 vision care providers offering services at more than 9,000 locations. We offer two basic types of vision care plans: a direct access, preferred pricing plan and an insured plan. Our preferred pricing plans offer participants discounts on vision examinations, eyeglasses and contact lenses. Our insured plans provide participants with insured eyecare benefits. Some of our insured plans are self-funded by plan sponsors and others are insured through third-party insurance carriers. We provide account management, participant services, financial reporting, claims processing and other services to plan sponsors and these third-party insurance carriers. Through a wholly-owned subsidiary, we also have reinsurance arrangements with respect to some of the policies underwritten by these insurance carriers.

     The direct-access, preferred pricing program membership accesses providers directly and obtains savings on products and services based upon fee schedule agreements. The insured and self-funded programs are similar. Members (generally employees of participating companies) access providers directly and pay only a co-payment (if applicable) for scheduled vision care benefits. We perform the claims administration for the underwriting carrier and interact directly with the providers. Insured benefits are underwritten by Security Life Insurance Company of America, the MEGA Life and Health Insurance Company, the Columbian Life Insurance Company and Starmount Life Insurance Company.

     We were founded on the concept of selling access to a network of eyewear material providers who gave members preferred pricing on eyeglasses and contact lenses. That network grew to be national in scope and business. Due to the limited amount of administration required to service the accounts, the initial concept has been profitable. The concept, however, has faced increased competition as managed vision care has grown. In addition the initial concept has become increasingly vulnerable to the competitive forces of the retail sector of the eyecare industry.

     In response, we began the process of expanding our delivery infrastructure to transition into the growth market of managed vision care in the early 1990s. The managed vision care market has a higher degree of complexity than the preferred pricing market. This is due to the expectation that purchasers of managed vision care expect us to be totally integrated and provide sophisticated account management, member services, financial reporting, claims processing and other services that are provided by full-service health care companies. Although more complex, managed vision care also can generate significantly greater revenue than the preferred pricing business. We believe that our experience as a preferred pricing company gives us an advantage over other vision care companies. Specifically, our provider reimbursement level for materials is favorable and our network composition and size compare favorably to those of our competitors. Our reimbursement levels allow us to price our insured and self-funded products attractively while maintaining profitability, and our network is sufficiently large to attract employers that have multi-state locations. The following describes the basic products delivered by the Company:

    ACCESS:                   Based upon a national network of approximately
(Preferred Pricing Plan)      9,000 provider locations (independent
                              practitioners and chain stores) which provide preferred pricing on vision examinations and eyewear materials, this program allows employers or other plan sponsors to access the network and pricing for their members. Members pay the provider directly at the point of purchase for the appropriate service and receive the benefit of our discount pricing arrangements. The preferred pricing generally results in overall savings of approximately 35% to 45%, depending upon the products or services involved. The program is offered on either an employer-pay-all basis, or on a voluntary (employee-paid) basis.

    SELECT:                   Based on the same network of 9,000 locations and
(Insured Plans)               the preferred pricing arrangement of the ACCESS
                              program, this program is designed to provide the member with a paid-in-full benefit, rather than requiring the member to pay the provider directly.
                              The employer or other plan sponsor pays for the program on a self-funded basis or on a fully insured basis with a third party insurance carrier. This program provides a comprehensive vision exam plus frame coverage up to a specific retail frame allowance (typically $110) and basic lenses (single vision, bifocal, and trifocal in plastic or glass with oversize and all powers included), or contacts in lieu of frame and lenses. The Company's marketing emphasis is on fully insured products on either an employer paid, or a voluntary basis.

     In December 1999, our subsidiary, Eye Care Plan of America - California, was licensed by the state of California as a vision care health maintenance organization.

     Through our reinsurance subsidiary, we participate in insurance premiums with respect to our insured vision care plans in exchange for assuming a portion of the insurance risk. The insurance companies that underwrite the benefits for our vision care programs remit to our subsidiary a portion of the premiums they receive each month pursuant to quota share agreements.

     The preferred pricing, insured and self-funded products are distributed both directly and through a broker/agent network to employers and other sponsors having access to ten or more employees, clients or customers. Existing and potential sponsors include employer groups, insurance carriers, third party administrators, health maintenance organizations, multiple employer trusts, financial institution, associations, labor unions, governmental bodies and political subdivisions.

SELECTED FINANCIAL DATA - FIRST AMERICAN HEALTH CONCEPTS, INC.

     Our selected historical financial data set forth below for the five years ended July 31, 2000 has been derived from our audited consolidated financial statements. The financial data for the six-month period ended January 31, 2001 has been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial positions and the results of operations for these periods. The financial data for the six-month period are not necessarily indicative of results for the full year. The financial data should be read in connection with our previously filed financial statements and related notes, including those in our annual report on Form 10-KSB for the fiscal year ended July 31, 2000 and our quarterly report on Form 10-QSB for the period ended January 31, 2001, each of which are attached as Appendix C and Appendix D, respectively.

                               AS OF OR FOR    AS OF OR FOR    AS OF OR FOR    AS OF OR FOR   AS OF OR FOR   AS OF OR FOR
                                 THE SIX        THE FISCAL      THE FISCAL      THE FISCAL     THE FISCAL     THE FISCAL
                               MONTHS ENDED     YEAR ENDED     YEAR ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED
                                 JAN. 31,        JULY 31,        JULY 31,        JULY 31,       JULY 31,       JULY 31,
                                   2001            2000           1999            1998           1997           1996
                               ------------   ------------    ------------    ------------   ------------   ------------
Operating revenues             $  8,775,263   $ 12,133,034    $  7,940,780    $  7,594,393   $  7,171,909   $  5,678,016
Net income (loss)                   256,959       (169,295)       (124,521)        107,189        133,448        359,093
Net income (loss) per
  share - basic                         .10           (.06)           (.05)            .05            .06            .14
Net income (loss) per
  share - diluted                       .10           (.06)           (.05)            .05            .05            .14

Working Capital                $  3,026,000   $  2,343,443    $  2,122,409    $  2,201,559   $  1,404,050   $  2,666,329
Total Assets                      9,069,467      6,759,588       6,717,658       7,221,348      6,758,152      6,737,471
Shareholders' Equity              5,203,150      4,724,147       4,896,031       4,873,643      4,661,735      4,764,732

HISTORICAL COMMON STOCK PRICES - FIRST AMERICAN HEALTH CONCEPTS, INC.

                                           Trading Range
                     ----------------------------------------------------------
                           2001                 2000                 1999
                     ----------------     ----------------     ----------------
                      High       Low       High       Low       High       Low
                     ------    ------     ------    ------     ------    ------
QUARTER ENDED:
January 31           $ 7.45    $ 3.50     $4.375    $2.375     $ 4.25    $  3.5
April 30                 --        --     $4.375    $2.125     $    5    $2.875
July 31                  --        --     $    3    $  2.5     $ 4.25    $ 2.75
October 31               --        --     $3.938    $2.438     $4.375    $  3.5

     Since August 4, 1999, our common stock has been traded on the American Stock Exchange (symbol: FAH) in order to take advantage of the AMEX specialist system. From February 27, 1995 to August 3, 1999, our common stock was traded on the NASDAQ National Market System (symbol: FAHC). Prior to that date, common shares were traded on the NASDAQ Over-the-Counter Market. On March 30, 2001 there were approximately 99 shareholders of record. We have neither declared nor paid any cash dividends to date and do not plan to do so in the immediate future.

     We have attached a copy of our annual report on Form 10-KSB for the fiscal year ended July 31, 2000 as Appendix C and our quarterly report on Form 10-QSB for the six month period ended January 31, 2001 as Appendix D. These documents contain important information about our company that you may want to consider prior to casting your vote. The mailing address of our executive offices is 7776
S. Pointe Parkway West, Suite 150, Phoenix, Arizona 85044 and the telephone number is (602) 414-1281.

EYEMED

     EyeMed is a limited Liability company organized under the laws of the State of Delaware. The mailing address of EyeMed's principal office is 8650 Governor's Hill Drive, Cincinnati, Ohio 45242 and the telephone number is (513) 583-6000. The obligation of EyeMed and SAX to complete the merger on the terms set forth in the merger agreement is not subject to any financing condition. EyeMed and SAX are indirect, wholly-owned subsidiaries of Luxottica Group S.p.A. Luxottica Group has committed to provide, directly or through one or more of its subsidiaries, the funds necessary to complete the merger on the terms and subject to the conditions outlined in the merger agreement. Luxottica Group has represented to us that these funds are readily available. Luxottica Group is the world leader in the design, manufacture, marketing and distribution of high quality eyeglass frames in the mid- and premium-priced categories. For the fiscal year ended December 31, 2000, Luxottica Group had consolidated net sales of approximately $2.2 billion and consolidated net income of approximately $235 million. As of April 23, 2001, Luxottica Group had an equity market capitalization of approximately $6.0 billion.

     EyeMed Vision Care provides managed vision care to over 19 million members nationwide. EyeMed offers products similar to ours and is a division of Luxottica Group, a world leader in eyeglass frame design and quality manufacturing with over 39 years of experience. LensCrafters, the nation's leading optical retailer with over 17 years experience, is also part of the Luxottica Group.

     The EyeMed provider panel is a diverse provider network with access to over 8,000 providers, allowing members to choose among private practice Optometrists, Ophthalmologists, Opticians, and the nation's leading optical retailer, LensCrafters. Both quality care and quality products are integral objectives of the EyeMed vision care program.

SAX

     SAX is an Arizona corporation formed solely for the purpose of entering into the merger agreement, and performing the transactions contemplated by the agreement. SAX has not engaged in any business activity other than those incident to its formation and the execution, delivery and performance of the merger agreement and the shareholder agreement. The mailing address of SAX's principal office is 8650 Governor's Hill Drive, Cincinnati, Ohio 45242 and the telephone number is (513) 583-6000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each shareholder known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) our chief executive officer and (4) all our current executive officers and directors as a group. Unless otherwise indicated, each person had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

     (a) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. As of March 30, 2001, the following persons were known by us to be the beneficial owners of more than 5% of the Company's common stock:

                                Name and Address of                           Amount and Nature of     Percent of
  Title of Class                 Beneficial Owner                             Beneficial Ownership      Class (1)
  --------------                 ----------------                             --------------------      ---------
No par value common   John R. Behrmann                                          199,883                    7.2%
                      105 Leader Heights Road, Ste. #140
                      York, PA 17403

No par value common   Robert J. Delsol, Chairman of the Board                   795,634 (2)(3)(4)         29.2%
                      1425 E. Leimert Blvd., Ste. #400
                      Oakland, CA 94602

     (b) SECURITY OWNERSHIP OF MANAGEMENT. The stock beneficially owned by all directors and executive officers of ours as of March 30, 2001 is set forth below:

                                Name and Address of                           Amount and Nature of     Percent of
  Title of Class                 Beneficial Owner                             Beneficial Ownership      Class (1)
  --------------                 ----------------                             --------------------      ---------

No par value common   Robert J. Delsol, Chairman of the Board                   795,634 (2)(3)(4)         29.2%
                      1425 E. Leimert Blvd., Ste. #400
                      Oakland, CA 94602

No par value common   John W. Heidt, Director                                    21,300 (2)                0.8%
                      6114 LaSalle Avenue
                      Oakland, CA 94661

                      James D. Hyman, Director, President and CEO                32,131 (2)(5)             1.2%
No par value common   First American Health Concepts, Inc.
                      7776 S. Pointe Parkway West, Suite 150
                      Phoenix, AZ 85044

No par value common   Roy B. Kirkorian, Director                                 22,700 (2)                0.8%
                      211 Lafayette Avenue
                      Piedmont, CA 94611

No par value common   Robert M. Topol, Director                                 100,003 (2)(6)             3.7%
                      825 Orienta Avenue
                      Mamaroneck, NY 10543

Officers and directors as a group (9) persons                                   991,742 (7)(8)            36.4%


----------
(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from March 30, 2001 through the exercise of any option. Shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 2,722,834 shares of Common Stock outstanding as of March 30, 2001.
(2)  A Director.
(3) Includes 20,000 shares which may be acquired within 60 days of the record date upon exercise of stock options.
(4) Includes 395,722 shares owned of record by Pacific Steel Casting, a corporation of which Mr. Delsol is President and a major shareholder, with respect to which Mr. Delsol has shared voting and investment power; 163,086 shares owned of record by Pacific Steel Casting Pension Plan and 135,054 by Pacific Steel Casting Profit Sharing Plan, of which Mr. Delsol is a trustee with shared voting and investment power, 23,257 shares owned of record by Piece of the Pebble, L.P., of which Mr. Delsol as the general partner has sole voting and investment power; 12,000 shares owned by Tri-Pacific, Inc., a personal holding company of which Mr. Delsol as President has sole voting and investment power; and 46,515 shares owned by Alpha Capital Company, Inc., a corporation in which Mr. Delsol as an owner, officer, and director, has shared voting and investment power.
(5) Includes 30,000 shares which may be acquired within 60 days of the record date upon exercise of stock options.
(6) Includes 36,001 shares owned by spouse. Mr. Topol has no voting or investment power with regard to these shares.
(7) Includes shares held by officers and directors, as community property, in joint tenancy with spouses or having other shared voting rights.
(8) Includes an additional 19,974 exercisable options held by officers for a total of 69,974 shares which may be acquired within 60 days of the record date upon exercise of stock options.

     As of March 30, 2001, our directors and executive officers beneficially owned 921,768 shares of First American Health Concepts common stock, all of which are entitled to be cast at the special meeting. These shares represent approximately 33.9% of the total votes eligible to be cast at the special meeting. Chairman of the Board Robert J. Delsol, Chairman of the Board of our company, beneficially owns shares of our common stock representing approximately 28.5% of the total votes eligible to be cast at the special meeting. In addition, as of such date, our directors and executive officers held vested and exercisable options to purchase an additional 69,974 shares of our common stock. If these options were included, our directors and executive officers would beneficially own approximately 36.4% of First American Health Concepts common stock, and Chairman Delsol would own approximately 29.2%.

                              SHAREHOLDER PROPOSALS

     If the merger is completed, we will no longer have public shareholders or any public participation in our shareholder meetings. If the merger is not completed for any reason, we intend to hold our next annual meeting on December 13, 2001. In that case, if you are still a shareholder as of the record date of the next annual meeting, you would continue to be entitled to attend and participate in our shareholder meetings.

     Our by-laws provide that the order of business at each meeting of the shareholders shall be determined by the chairman of such meeting, but the order of business may be changed by the vote of a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat.

                                  OTHER MATTERS

     We know of no other business to be presented at the special meeting. If other matters were to be properly presented at the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                      PROXY
                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. POINTE PARKWAY WEST, SUITE 150
                           PHOENIX, ARIZONA 85044-5424

                  PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 30, 2001 AT 2:00 P.M.

The undersigned hereby appoints James D. Hyman and Robert J. Delsol, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock, no par value, of First American Health Concepts, Inc. held by the undersigned at the close of business on March 30, 2001, which the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held on May 30, 2001 at 2:00 p.m., local time, at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044, and at any adjournment thereof, upon the matters described in the accompanying notice of special meeting of shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the notice of special meeting of shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 26, 2001, BY AND AMONG FIRST AMERICAN HEALTH
CONCEPTS, INC., EYEMED VISION CARE, LLC AND SAX CORP. AND THE MERGER CONTEMPLATED THEREBY.

[ ] FOR                          [ ] AGAINST                         [ ] ABSTAIN

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

A FAILURE TO VOTE OR A VOTE TO ABSTAIN HAS THE SAME EFFECT AS A VOTE CAST AGAINST ADOPTION OF THE MERGER AGREEMENT.

                           Dated: ______________, 2001

          ______________________________________________________________________
                                    Signature

          Please sign exactly as your name(s) appear(s) hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please add your full title as such. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.